[MAYER BROWN ROWE & MAW LETTERHEAD]

November 12, 2002                            1675 Broadway
                                             New York, New York 10019-5820

                                             Main Tel (212) 506-2500
                                             Main Fax (212) 262-1910
                                             www.mayerbrownrowe.com

Saratoga Advantage Trust
1101 Stewart Avenue, Suite 207
Garden City, New York 11530

Ladies and Gentlemen:

                  This opinion is being furnished to the Saratoga Advantage Trust (the "Trust"), in connection with the Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), filed by the Trust on October 3, 2002, in connection with the acquisition by certain series of the Trust (each an "Acquiring Portfolio") of substantially all the assets of certain series of the Orbitex Group of Funds, a Delaware business trust, and of the Orbitex Life Sciences & Biotechnology Fund, Inc., a Maryland corporation, (each a "Selling Portfolio") in exchange for shares of the corresponding Acquiring Portfolio (the "Acquiring Portfolios' Shares") and the assumption by the Acquiring Portfolio of certain stated liabilities of the corresponding Selling Portfolio, as described in the Registration Statement, each pursuant to an Agreement and Plan of Reorganization dated as of September 26, 2002 (the "Reorganization Agreement").

                  We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purposes of this opinion.

                  As to matters of Delaware law contained in this opinion, we have relied upon the opinion of Morris, Nichols, Arsht & Tunnel, dated November 12, 2002.

                  Based upon the foregoing, we are of the opinion that each Acquiring Portfolios' Shares when issued, as described in the Reorganization Agreement, will be duly and validly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Reorganization Agreement, will be legally issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       /s/ Mayer, Brown, Rowe & Maw


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